Final Term Sheet	Filed Pursuant to Rule 433
Medium-Term Notes, Series P – Fixed Rate October 22, 2020	Registration No. 333-228141

PACCAR Financial Corp.

Medium-Term Notes, Series P—Fixed Rate

CUSIP # 69371RQ66

(the “Notes”)

We are hereby offering to sell Notes having the terms specified below to you with the assistance of:

☐	BNP Paribas Securities Corp.

☒	BofA Securities, Inc.

☐	Citigroup Global Markets Inc.

☐	J.P. Morgan Securities LLC

☐	MUFG Securities Americas Inc.

☐	RBC Capital Markets, LLC

☐	U.S. Bancorp Investments, Inc.

☐	Other:

acting as    ☒  principal    ☐  agent

at:	☐ varying prices related to prevailing market prices at the time of resale

☒  a fixed initial public offering price of 104.511% of the Principal Amount plus accrued interest from and including August 6, 2020.

Principal Amount: $100,000,000. The Notes constitute a further issuance of, and will be consolidated with, the $300 million aggregate principal amount of 1.800% Fixed Rate Medium-Term Notes, Series P, due February 6, 2025 issued by PACCAR Financial Corp. on February 6, 2020. The Notes will have the same CUSIP number as the previously issued 1.800% Fixed Rate Medium-Term Notes, Series P, due February 6, 2025 and will trade interchangeably with the previously issued 1.800% Fixed Rate Medium-Term Notes, Series P, due February 6, 2025 immediately upon settlement. Upon completion of this offering, the aggregate principal amount outstanding of all such notes will be $400 million.

Agent’s Discount or Commission: 0.350%

Net Proceeds to Company: $104,161,000 plus accrued interest from and including August 6, 2020

Original Issue Date: October 29, 2020 (T+5)

Final Maturity Date: February 6, 2025

Interest Payment Dates: Semi-annually on each February 6 and August 6, commencing February 6, 2021

Record Dates: January 23 and July 23 preceding the applicable Interest Payment Date

Treasury Benchmark: 0.250% due September 30, 2025

Treasury Yield: 0.375%

Reoffer Spread: T+35 bps

Reoffer Yield: 0.725%

Interest Rate: 1.800% per annum

Redemption:

☒	The Notes may not be redeemed prior to the Maturity Date.

☐	The Notes may be redeemed at our option prior to the Maturity Date.

Initial Redemption Date:

Initial Redemption Percentage:         %

Annual Redemption Percentage Reduction:         % until Redemption Percentage is 100% of the Principal Amount.

Repayment:

☒	The Notes may not be repaid prior to the Maturity Date.

☐	The Notes may be repaid prior to the Maturity Date at the option of the holder of the Notes.

Option Repayment Date(s):

Currency:

Specified Currency: USD (If other than U.S. dollars, see attached)

Minimum Denominations:                      (Applicable only if Specified Currency is other than U.S. dollars)

Exchange Rate Agent:                      (Applicable only if Specified Currency is other than U.S. dollars)

If Discount Note, check  ☐

Issue Price:         %

Form:    ☒  Book-Entry            ☐   Certificated

Plan of Distribution:

Name	Title	Principal Amount of Notes
BofA Securities, Inc.	Bookrunner	$100,000,000
Total		$100,000,000

Pursuant to Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers of the Notes who wish to trade the Notes on the date hereof or the next two succeeding business days will be required, by virtue of the fact that the Notes initially will settle in T+5, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement.

Other Provisions:

N/A

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, BofA Securities, Inc. will arrange to send you the prospectus if you request it by contacting BofA Securities, Inc., toll-free at 1-800-294-1322.